*** Confidential treatment requested on certain portions of this agreement. An unredacted version of this agreement has been filed separatelly with the Securities and Exchange Commission.

Exhibit 10.1

AMENDMENT
TO
TOLL MANUFACTURING AGREEMENT

This Amendment (this “Amendment”) to the Toll Manufacturing Agreement, dated as of July 31, 2008 (“Amendment Effective Date”), is made by and between KCI Manufacturing (“KCI”) and Avail Medical Products, Inc.(“Avail”).  Avail and KCI are referred to herein as the “Parties”.

RECITALS

WHEREAS, KCI and Avail are party to that certain Toll Manufacturing Agreement by and between KCI and Avail (the “Toll Agreement”); and

WHEREAS, the Parties wish to amend the Toll Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do agree as follows:

1.           Section 4 of the Toll Agreement is hereby amended by deleting Section 4 in its entirety and replacing it with the following:

“4.           Exclusivity Terms.

(a)
Absent a written contrary agreement between the Parties, which both parties represent does not exist as of the November 30, 2007 [***] shall be deemed "Exclusive Products".  In the event that KCI Manufacturing develops Different Products (as defined in Section 1 above), such Different Products shall not be Products without express agreement by KCI Manufacturing designating such Different Product as Products.  In the Parties’ mutual spirit of goodwill and cooperation contemplated by this Agreement, unless KCI Manufacturing is contractually prevented from doing so by a confidentiality agreement or other written agreement that expressly bars KCI Manufacturing from doing so, KCI Manufacturing agrees to disclose to Avail the details of the Different Products and manufacturing plans for them, and to grant Avail the opportunity to submit proposals for the Processing Services related to such Different Products in sufficient time prior to KCI Manufacturing’s commencement of the manufacture, or marketing launch of the Different Products by KCI Manufacturing, for Avail to adequately prepare and for KCI Manufacturing to analyze such proposal.  Subject to Section 4(b) below, throughout the Exclusivity Period, KCI Manufacturing agrees to obtain Products exclusively with Avail for Processing Services.

(b)
Notwithstanding the foregoing, KCI Manufacturing shall have the right to manufacture and commercialize the Products in unlimited quantities and for any purpose, conditioned upon [***].  In such event, Avail agrees to continue providing the Processing Services with respect to all Exclusive Products ordered by KCI Manufacturing or its Affiliates.  The exercise by KCI Manufacturing of its rights under this Section 4(b) shall not be deemed a conversion of this Agreement under Section 22.”

3.           Section 15 is hereby amended by deleting Section 15 in its entirety and replacing it with “Intentionally Omitted”.

4.           Section 22 is hereby amended by deleting Section 22 in its entirety and replacing it with the following:

“22.
Term and Termination or Conversion.  The term of this Agreement shall commence on November 30, 2007 and shall continue for a period of five (5) years thereafter (the "Initial Term").  At the end of the Initial Term, the term will automatically extend for separate but successive additional twelve (12) month terms if neither Party has provided the other with a notice of termination three (3) months or more prior to the end of the then current term.  A termination by Avail pursuant to the immediately preceding sentence shall constitute an “Avail Termination Without Cause.” In addition, KCI Manufacturing may terminate or convert this Agreement to a non-exclusive agreement at its sole option, in the event that Avail:  (i) materially breaches this Agreement, (ii) seeks protection from its creditors under the bankruptcy or insolvency laws of its jurisdiction of incorporation or domicile, or becomes involuntarily subject to the jurisdiction of a Court under the bankruptcy or insolvency laws of its jurisdiction of incorporation or domicile; (iii) fails in a material way to manufacture Products in accordance with the QSR of the FDA and in accordance with any and all applicable international regulations or standards and fails to cure or remedy such situation within ninety (90) days unless the US FDA, or similar foreign counterpart, requires action that takes longer than ninety (90) days to execute, in which case Avail shall have the time necessary to comply with such regulations or standards; (iv) manufactures and/ or distributes any Product involved in a Class I "recall" subject to the conditions specified in sections 17 and 25 and as defined in the regulations promulgated by the FDA) and (v) failure to meet Product shipping or inventory level standards in accordance with Sections 7 and 8, or Product quality standards in accordance with Section 17.  Each of the foregoing occurrences (i) through (v) shall constitute an “Avail Event of Default”. Avail may terminate this Agreement in the event that KCI Manufacturing (i) materially breaches this Agreement or (ii) seeks protection from its creditors under the bankruptcy or insolvency laws of its jurisdiction of incorporation.  Each of the foregoing occurrences, (i) and (ii) shall constitute a “KCI Event of Default”.  Either Party may elect to terminate or convert this Agreement if the other Party is not able to cure an Avail Event of Default or KCI Event of Default, as the case may be, within thirty (30) days of written notice of such an Avail Event of Default or KCI Event of Default, as the case may be,; such termination shall be deemed a “Termination or Conversion With Cause” and the Agreement shall be “Terminated or Converted With Cause.” Only in the event of an Avail Termination Without Cause or in the event of Termination or Conversion With Cause by KCI Manufacturing, Avail shall supply Products to KCI Manufacturing at the pricing in effect as of conversion or termination for a period of one (1) year after any conversion or termination of this Agreement (subject to price changes permitted in this Agreement), and Avail shall make available to KCI Manufacturing a list of vendors who supply Product components, and do such things, as may be reasonably requested by KCI Manufacturing to enable KCI Manufacturing to manufacture the Products in the same manner as previously manufactured by Avail.  For purposes of this Agreement, the term “conversion” and “convert” shall mean the conversion of this Agreement to a non-exclusive agreement.  Upon termination of this Agreement, Avail agrees to deliver to KCI Manufacturing all finished Product produced, acquired or committed in accordance with outstanding purchase orders and forecasts, in addition to all Raw Materials in Avail’s possession.”

5.           On or before September 15, 2008, [***] instructions of KCI.

Except as expressly amended by this Amendment, the Toll Agreement shall remain in full force and effect.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*** Confidential treatment requested on certain portions of this agreement. An unredacted version of this agreement has been filed separatelly with the Securities and Exchange Commission.

IN WITNESS WHEREOF, The parties have duly executed this Amendment effective as of the Amendment Effective Date set forth herein.

KCI MANUFACTURING	AVAIL MEDICAL PRODUCTS, INC.

/s/ John Elwood	/s/ Daniel C. Croteau
By: John Elwood	By: Daniel C. Croteau
Title: Director	Title: President
31 – July – 2008

(Signed Copy on File)